Exhibit 10.3

PERFORMANCE SHARE AWARD AGREEMENT (EMPLOYEE)

This Performance Share Award Agreement (“Agreement”) has been entered into as of the ____ day of ________, _____, between Hurco Companies, Inc., an Indiana corporation (the “Company”) and ___________________ (“Participant”), an employee of the Company or one of the Company's subsidiaries pursuant to the Company's 2008 Equity Incentive Plan (the “Plan”).

WHEREAS, the committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”), has made an award of Performance Shares (as defined in the Plan; capitalized terms used in this Agreement and not defined herein shall have the meanings given to them in the Plan) to Participant pursuant to the terms and conditions as provided in the Plan and this Agreement; and

WHEREAS, the Company and Participant desire to set forth the terms and conditions of the award;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Company and Participant agree as follows:

1.          Grant of Award. Subject to the terms and conditions stated in the Plan and this Agreement, the Committee hereby grants to Participant a target award of ____ Performance Shares, with the actual number of Performance Shares to be received under this award to depend on the attainment of performance goals set forth herein. Each Performance Share is a book-keeping entry that represents an unfunded, unsecured right to receive one Share, subject to the terms and conditions stated in the Plan and this Agreement, including without limitation the attainment of the performance goals set forth herein. The date of this grant (the “Performance Share Award Date”) is _________ __, ____.

2.          Representations of Participant. Participant hereby (a) accepts the award of Performance Shares described in paragraph 1, and (b) agrees that the Performance Shares will be held by him or her and his or her successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms and conditions contained in this Agreement and the Plan.

3.          Performance Goals and Performance Cycle. Subject to the terms of the Plan, the Performance Shares held by Participant shall vest and be paid in shares of Common Stock only to the extent the Performance Goals established as specified in Attachment A to this Agreement are satisfied within the period of time set forth in Attachment A as the Performance Cycle.

4.          Payment. If and to the extent that the Committee certifies in writing that the Performance Goals have been attained or otherwise satisfied with respect to the Performance Cycle, the applicable number of Shares, as determined in accordance with Attachment A, will be issued and delivered to Participant as soon as administratively practicable following such certification, and in any event no later than the 15th day of the third month following the end of the calendar year in which the Performance Cycle ends.

5.          Restrictions. Except as otherwise provided in this Agreement or the Plan, Participant may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Performance Shares, or any interest therein, until his or her rights in such shares have vested in accordance with this Agreement. Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement or the Plan will be void and of no effect. Participant may, at any time prior to the vesting of the Performance Shares, waive all rights with respect to the Performance Shares by delivering to the Company a written notice of such waiver.

6.          Rights of Shareholder. Participant will not have any rights of a holder of Shares (including any voting rights or rights with respect to cash dividends paid by the Company) until the Performance Shares vest. Stock dividends and shares issued as a result of any stock-split, if any, issued with respect to the Performance Shares shall be treated as additional Performance Shares and shall be subject to the same restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the Performance Shares with respect to which such stock dividends or shares are issued.

7.          Forfeiture. Except as provided in the Plan or determined by the Committee, in its sole discretion, upon termination of employment with the Company or one of its subsidiaries prior to the end of the Performance Cycle for any reason other than Disability (as defined in the Plan) or death, Participant shall forfeit all unvested Performance Shares, and shall not receive any compensation for such forfeited Performance Shares. Except as provided in the Plan, if Participant’s employment with the Company or one of its subsidiaries is terminated by reason of death or Disability before the end of the Performance Cycle and if Participant has been continuously employed by the Company or one of its subsidiaries for one year or more from the Performance Share Award Date, then following completion of the Performance Cycle, Participant will be entitled to a prorated payment with respect to any Performance Shares that were earned during the Performance Cycle. Further, any Performance Shares that do not vest as a result of the applicable Performance Goals not being attained shall be forfeited. Participant shall have no rights as a holder of Shares with respect to any forfeited Performance Shares.

8.          Certificates or Book Entry.  No certificates evidencing Shares shall be issued prior to the vesting of the Performance Shares and the delivery of Shares, if any. To the extent the Performance Shares vest, the Company shall provide Participant (or in the case of his death, his designated beneficiary) the appropriate number of Shares in certificated or book entry form.

9.          Withholding.  In connection with the delivery of Shares as a result of the vesting of Performance Shares, Participant shall be required to satisfy all applicable tax withholding requirements by having the Company withhold otherwise deliverable Shares.

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10.        Qualification of Rights. Neither this Agreement nor the existence of the award shall be construed as giving Participant any right to be retained as an employee of the Company or any of its subsidiaries.

11.        Plan Controlling and Committee Determinations. The terms and conditions set forth in the Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. The Committee has full and complete authority, subject only to the express provisions of the Plan, to interpret the Plan and make all determinations deemed necessary or advisable for the administration of the Plan. All determinations and interpretations of the Committee shall be binding and conclusive upon Participant and his or her legal representatives.

12.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

13.        Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Indianapolis, Indiana, and if to Participant or his or her successor, to the address last furnished by Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or Participant.

14.        No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15.        Recoupment. Any benefits Participant may receive hereunder shall be subject to repayment or forfeiture pursuant to the Company’s policy on recoupment or recovery of incentive compensation, as in effect from time to time, and all laws and listing standards related to the recoupment or recovery of incentive compensation, all to the extent determined by the Company in its discretion to be applicable to Participant. This Section 15 shall not be the Company’s exclusive remedy with respect to such matters.

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IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first written above.

HURCO COMPANIES, INC.

By:
Michael Doar, Chairman and Chief Executive Officer

[Participant]

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ATTACHMENT A

TO

PERFORMANCE SHARE AWARD AGREEMENT

The Performance Cycle shall commence on November 1, 2013 and end on October 31, 2016. The Performance Shares shall vest and be paid in Shares as follows:

(a)	53% of the target number of Performance Shares as set forth in paragraph 1 of the Agreement shall be “Target TSR Performance Shares.” The actual number of Shares to be paid (the “TSR Performance Shares Payout”) with respect to this metric shall be determined in accordance with the following formula: TSR Performance Shares Payout = TSR Payout Factor x Target TSR Performance Shares. The “TSR Payout Factor” is based on the Company’s Total Shareholder Return (defined and measured as described below, the “TSR”) for the Performance Cycle relative to the TSR for each company in the Peer Group (as defined below), determined in accordance with the following table:

If the Company’s TSR rank	TSR Payout Factor (% of
against the Peer Group is	Target TSR Performance Shares)

at the 30th percentile (Threshold)	50%

at the 55th percentile (Target)	100%

at the 90th percentile or more (Maximum)	200%

The TSR Payout Factor shall be interpolated on a straight-line basis between the percentile levels in the above table, but no amounts will be payable if the Company’s TSR rank against the Peer Group is below the Threshold level.

In the event that the Company’s TSR for the Performance Cycle is a negative number, then the TSR Payout Factor shall not exceed 100%, even if the Company’s TSR rank against the Peer Group is greater than the 55th percentile.

The term “Total Shareholder Return” for a particular Performance Cycle means the rate of return (expressed as a percentage) achieved with respect to the Shares and the common stock of each company in the Peer Group for such Performance Cycle. Total Shareholder Return” over the Performance Cycle shall be calculated in accordance with the following formula:

((Final Price + all cash dividends paid during the Performance Cycle)/Initial Price) – 1

(1) “Final Price” shall mean the average of the closing prices of the Company’s common stock for the final thirty trading days of the Performance Cycle.

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•	(2) “Initial Price” shall mean the average of the closing prices of the Company’s common stock for the last thirty trading days preceding the beginning of the Performance Cycle.

If the Company or a member of the Peer Group splits its stock or pays a stock dividend, such company’s TSR will be adjusted for the stock split or stock dividend.

The term “Peer Group” means the companies listed on Attachment B, subject to the following adjustments:

(i) If a member of the Peer Group is acquired by another company, the acquired Peer Group company will be removed from the Peer Group for the entire Performance Period.

(ii) If a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Period unless such sale, spin-off or disposition results in the disposition of more than 50% of such company’s total assets during the Performance Period.

(iii) If a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Period.

(iv) If a member of the Peer Group is delisted on all major stock exchanges, such delisted company will be removed from the Peer Group for the entire Performance Period.

(v) Members of the Peer Group that file for bankruptcy, liquidation or similar reorganization during the Performance Cycle will remain in the Peer Group, positioned below the lowest performing non-bankrupt member of the Peer Group.

In addition, the Compensation Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected.

(b)	47% of the target number of Performance Shares as set forth in paragraph 1 of the Agreement shall be “Target ROIC Performance Shares.” The number of Shares to be paid (the “ROIC Performance Shares Payout”) with respect to this metric shall be determined in accordance with the following formula: ROIC Performance Shares Payout = ROIC Payout Factor x Target ROIC Performance Shares.

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The “ROIC Payout Factor” is based on the Company’s Average Return on Invested Capital (“Average ROIC”) (defined and measured as described below) and shall be determined in accordance with the following table:

ROIC Payout Factor (% of
Average ROIC	Target ROIC Performance Shares)

___ (Threshold)	50%

___ (Target)	100%

___ (Maximum)	200%

The ROIC Payout Factor shall be interpolated on a straight-line basis between the Average ROIC levels in the above table, but no amounts will be payable if the Average ROIC is below the Threshold level.

The term “Average ROIC” for a particular Performance Cycle shall mean the average of the ROIC in each of the fiscal years in the Performance Cycle, and ROIC means the percentage calculated as net operating profit after tax divided by invested capital. Invested capital is calculated as the average shareholders’ equity for the year plus long-term debt.

“ROIC” and “Average ROIC” may be hereafter adjusted by the Committee to exclude the effects of unanticipated material transactions or events such as acquisitions, divestitures, accounting changes, restructurings and special charges or gains (determined according to objective criteria established by the Committee), but only to the extent permitted by Code Section 162(m).

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ATTACHMENT B

TO

PERFORMANCE SHARE AWARD AGREEMENT

Ampco-Pittsburgh Corporation

The Eastern Company

Electro Scientific Industries, Inc.

FARO Technologies, Inc.

Flow International Corporation

GSI Group Inc.

Hardinge Inc.

Kadant Inc.

Key Tronic Corporation

The L.S. Starrett Company

NN, Inc.

PDF Solutions, Inc.

Proto Labs, Inc.

QAD Inc.

Transcat, Inc.

Zygo Corporation

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